Exhibit 99.1

Contact: Harold A. Hurwitz, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES PLANS FOR RIGHTS OFFERING TO SHAREHOLDERS

IRVINE, CA, December 17, 2013 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced that it has filed a Registration Statement on Form S-3 with the Securities and Exchange Commission (the "SEC") for a rights offering to existing holders of its common stock. Upon completion of the rights offering, the Company expects to receive gross proceeds of approximately $3,000,000 before expenses, subject to the Company's right to reduce the rights offering in order to preserve certain of the Company's tax attributes, such as net operating loss carry forwards. The Company has received a standby commitment from AO Partners, LLC and Farnam Street Capital, Inc. (collectively the "Standby Purchasers"). Nicholas J. Swenson, a director of the Company, is the Managing Member of AO Partners, LLC. Raymond E. Cabillot, a director of the Company, is Chief Executive Officer and a director of Farnam Street Capital, Inc. The Standby Purchasers have agreed to purchase any and all shares of common stock that are not subscribed for by shareholders in connection with the rights offering up to an aggregate amount of $3 million, subject to the Company's right to reduce the number of shares purchased by the Standby Purchasers in order to preserve the above-referenced tax attributes.

The rights offering will be made through the Company's distribution to its existing shareholders of non-transferable subscription rights to purchase their pro rata portion of newly issued shares of the Company's common stock. The subscription price has not yet been determined but is expected to be based on a percentage discount of the closing market price of the Company's common stock, as reported by the NASDAQ Capital Market, on the latest practicable date prior to the launch of the rights offering. The record date for the distribution of the rights and the dates for both the subscription period and the expiration of the rights offering will be included in the final prospectus that will be filed with the SEC. The purpose of this rights offering is to raise equity capital in a cost-effective manner that gives all of the Company's existing shareholders the opportunity to participate on a pro rata basis. The Company intends to use the net proceeds from the rights offering to pursue strategic opportunities that may present themselves from time to time or, if not used to pursue strategic opportunities, for working capital and general corporate purposes, including to fund ongoing research and development and product initiatives. Also, to the extent net proceeds of the rights offering are not deployed, some of the funds may be invested in accordance with the terms of the Company's Surplus Capital Investment Policy.

A Registration Statement relating to these securities has been filed with the SEC but has not yet become effective. The securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement is declared effective. A copy of the prospectus forming a part of the Registration Statement may be obtained free of charge at the website maintained by the SEC at www.sec.gov or by contacting the Company at (949) 769-3200. The rights will be issued to holders of the Company's common stock as of a record date, which has yet to be determined. The Company will provide notice of the record date in the future at such time as it is determined. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Pro-Dex, Inc.:

Pro-Dex, Inc., with operations in California and Oregon, specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets. Its OMS division designs and manufactures embedded motion control systems serving the medical, dental, semi-conductor and scientific research markets. Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies, as well as statements concerning the rights offering, may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.